Exhibit 99.1

For Immediate Release

Contact:

NPS Pharmaceuticals, Inc. Corporate Communications (908) 450-5516 smesco@npsp.com	Takeda Pharmaceutical Company Limited Corporate Communications Dept. +81-3-3278-2037 Takeda Pharmaceuticals International GmbH +41445551501 tobias.cottmann@takeda.com

NPS Pharmaceuticals and Takeda Revise Agreements and NPS Re-Gains Full Worldwide Rights to Teduglutide and Recombinant Human Parathyroid Hormone 1-84

— Takeda to receive NPS common stock of $50 million and a potential future sales-based milestone payment —

— Provides NPS with opportunity to establish global orphan specialty franchise—

— NPS to host conference call today at 8:30 AM ET —

BEDMINSTER, New Jersey and Osaka, Japan — March 19, 2013 — NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) and Takeda Pharmaceutical Company Limited (TSE: 4502, “Takeda”) announced today that NPS has re-gained the full worldwide rights to teduglutide (trade name in Europe: Revestive®) and recombinant human parathyroid hormone 1-84 (PTH 1-84) (trade name in Europe: Preotact®).  NPS licensed the commercial rights to Preotact and Revestive in 2004 and 2007, respectively, for territories outside of North America to Nycomed, which was acquired by Takeda in 2011.

Under the terms of the agreement, NPS will have worldwide rights to develop and commercialize teduglutide and PTH 1-84. Takeda will also assign to NPS its assets related to the two products, including all of its active pharmaceutical ingredient inventory and information related to the products’ continued development, manufacture, and commercialization, including life cycle management assets. Takeda will receive NPS common stock valued at $50 million. Takeda will also earn a milestone payment in the first calendar year that combined worldwide net sales of both products exceed $750 million. NPS has the option of making this milestone payment in the amount of $30 million, in cash or NPS common stock.

“This transaction establishes NPS as a global commercial rare disease company,” said Francois Nader, M.D., president and chief executive officer of NPS Pharmaceuticals. “Our primary focus is to secure reimbursement for Revestive in Europe and to finalize our commercial strategy for both drugs to maximize their worldwide success. However, our 2013 priorities remain the successful U.S. launch of Gattex and the submission of our U.S. marketing application for Natpara.”

“Orphan drugs like teduglutide, serve high unmet medical needs. We are confident that as an orphan and specialty company, NPS is best suited to maximize the value of teduglutide and PTH 1-84 and ensure that as many patients as possible benefit from treatment. The structure of this transaction allows us to participate in NPS’ future success with these products,” said Dr. Frank Morich, chief commercial officer of Takeda.

Teduglutide, marketed in the U.S. under the trade name Gattex®, and approved in Europe under the trade name Revestive is indicated for the treatment of adult short bowel syndrome.  Teduglutide was approved in the European Union and the U.S. in August and December 2012, respectively.  PTH 1-84 is approved for post-menopausal osteoporosis in the European Union since April 2006, where it is known under the trade name Preotact®. NPS is developing PTH 1-84 under the brand name Natpara® in the U.S. for the treatment of hypoparathyroidism.

Conference call

NPS will host a conference call Tuesday, March 19, 2013 at 8:30 a.m. Eastern Time. To participate in the conference call, dial (800) 237-9752 and use pass code 73884017. International callers may dial (617) 847-8706, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 51837309, until midnight Eastern Time, April 2, 2013. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases worldwide. The company’s lead product, Gattex® 0.05 mg/kg/d (teduglutide [rDNA origin]) for injection is FDA-approved for the treatment of adult patients with short bowel syndrome (SBS) who are dependent on parenteral support. NPS is also developing Natpara® (rhPTH[1-84]) for the treatment of adult hypoparathyroidism and expects to submit its Biologic License Application (BLA) to the FDA in 2013.

NPS’s earlier stage pipeline includes two calcilytic compounds, NPSP790 and NPSP795, with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria (ADHH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Janssen Pharmaceuticals, and Kyowa Hakko Kirin. Additional information about NPS is available through its corporate website, http://www.npsp.com.

“NPS,” “NPS Pharmaceuticals,” “Gattex,” “Natpara”, “Preotact”, and “Revestive” are the company’s trademarks.

About Takeda Pharmaceutical Company Limited

Located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to strive towards better health for patients worldwide through leading innovation in medicine. Additional information about Takeda is available through its corporate website, http://www.takeda.com.

Disclosure notice

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on NPS Pharmaceuticals’ current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward looking statements include, but are not limited to, statements concerning our future commercial performance.  Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully commercialize Gattex, including the risk that physicians and patients may not see the advantages of Gattex and may therefore be reluctant to utilize the product, the risk that private and public payers may be reluctant to cover or provide reimbursement for Gattex, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information, whether as a result of new information, future events or otherwise.

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